Exhibit 99.2
Unaudited pro forma condensed consolidated
financial information
On October 30, 2014, Omega Healthcare Investors, Inc., a Maryland corporation (“Omega”) and its subsidiaries, OHI Healthcare Properties Holdco, Inc., a Delaware corporation (“Merger Sub”), and OHI Healthcare Properties Limited Partnership, a Delaware limited partnership (“Omega OP”), entered into an Agreement and Plan of Merger (the “merger agreement”) with, Aviv REIT, Inc., a Maryland corporation (“Aviv”) and Aviv Healthcare Properties Limited Partnership., a Delaware limited partnership (“Aviv OP”), pursuant to which Aviv will be merged with and into Merger Sub (the “merger”) with the Merger Sub surviving as a wholly-owned subsidiary of Omega.
The following unaudited pro forma condensed consolidated balance sheet as of December 31, 2014, reflects Omega’s financial position as if the merger, the Company’s issuance of 10,925,000 shares of its common stock in an underwriting public offering (the “2015 stock offering”), and the other transactions described in the notes to the unaudited pro forma condensed consolidated financial information were completed as of December 31, 2014. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2014, reflect the results of Omega’s operations as if the merger, the 2015 stock offering, and the other transactions described in the notes to the unaudited pro forma condensed consolidated financial information were completed as of January 1, 2014. The unaudited pro forma condensed consolidated financial information should be read in connection with Omega’s and Aviv’s audited consolidated financial statements, and the related notes thereto, as of and for the fiscal year ended December 31, 2014.
This unaudited pro forma condensed consolidated financial information is provided for informational purposes only. Our financial position and results of operations may be significantly different than what is presented in these unaudited pro forma condensed consolidated financial statements. In the opinion of management, all adjustments necessary to reflect the effects of the merger, the 2015 stock offering and the other transactions described in the notes to the unaudited pro forma condensed consolidated financial information have been included.
The purchase accounting for the merger described in the notes and reflected in this unaudited pro forma condensed consolidated financial information is based on preliminary estimates of the fair value of assets acquired and liabilities assumed. Actual amounts allocated to assets acquired and liabilities assumed when the acquisition is completed could change significantly from those used in the unaudited pro forma condensed consolidated financial statements.
This unaudited pro forma condensed consolidated financial information is not necessarily indicative of our expected financial position, or our results of operations, for any future period. Differences could result from numerous factors, including future changes in our portfolio of investments, changes in interest rates, changes in our capital structure, changes in property level operating expenses, changes in property level revenues, including rents expected to be received on our existing leases or leases we may enter into, and for other reasons. Actual future results are likely to be different from amounts presented in the unaudited pro forma condensed consolidated financial information and such differences could be significant.

Omega Healthcare Investors, Inc.

Pro forma condensed consolidated balance sheet
As of December 31, 2014 (Unaudited) (in thousands)	Omega historical	Omega pro forma adjustments	Acquisition of Aviv	Notes	2015 stock offering adjustments	Notes	Pro forma combined
	A	B	C		O
ASSETS
Real estate properties
Land and buildings	$3,223,785	$—	$2,923,331	D	$—		$6,147,116
Less accumulated depreciation	(821,712)	—	—		—		(821,712)
Real estate properties–net	2,402,073	—	2,923,331	D	—		5,325,404
Investment in direct financing leases	539,232	—	13,480	E	—		552,712
Mortgage notes receivables–net	648,079	—	24,378	E	—		672,457
	3,589,384	—	2,961,189		—		6,550,573
Other investments–net	48,952	—	18,319	E	—		67,271
	3,638,336	—	2,979,508		—		6,617,844
Assets held for sale–net	12,792	—	—		—		12,792
Total investments	3,651,128	—	2,979,508		—		6,630,636
Cash and cash equivalents	4,489	—	10,036	F	—		14,525
Restricted cash	29,076	—	—		—		29,076
Accounts receivable–net	168,176	—	4,095	F	—		172,271
Other assets	68,776	3,984	25,038	F	(2,564)	P	95,234
Goodwill	—	—	479,752	G	—		479,752
Total assets	$3,921,645	$3,984	$3,498,429		$(2,564)		$7,421,494
LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving credit facility	$85,000	$—	$1,126,703	H	(230,496)	Q	$981,207
Term loan	200,000	—	—		—		200,000
Secured borrowings	251,454	—	180,000	I	—		431,454
Unsecured borrowings–net	1,842,049	—	—		(198,235)	R	1,643,814
Accounts payable and other liabilities	141,815	3,984	84,282	J	—		230,081
Total liabilities	2,520,318	3,984	1,390,985		(428,731)		3,486,556
Equity
Stockholders’ equity
Common stock	12,761	—	4,670	K	1,093	S	18,524
Common stock–additional paid-in capital	2,136,234	—	1,800,455	L	438,403	S	4,375,092
Cumulative net earnings	1,147,998	—	(55,000)	M	(13,329)	T	1,079,669
Cumulative dividends paid	(1,895,666)	—	—		—		(1,895,666)
Total stockholders’ equity	1,401,327	—	1,750,125		426,167		3,577,619
Noncontrolling interest–operating partnership	—	—	357,319	N	—		357,319
Total equity	1,401,327	—	2,107,444		426,167		3,934,938
Total liabilities and equity	$3,921,645	$3,984	$3,498,429		$(2,564)		$7,421,494

Omega Healthcare Investors, Inc.

Pro forma condensed consolidated statement of operations
Year Ended December 31, 2014 (Unaudited) (in thousands, except per share data)	Omega historical	Omega pro forma adjustment	Aviv historical	Aviv pro forma adjustments	Notes	2015 stock offering adjustments	Notes	Pro forma combined
	AA	BB	CC			KK
Revenue:
Rental income	$388,443	$—	$177,947	$38,738	DD	$—		$605,128
Income direct financing leases	56,719	—	1,471	—		—		58,190
Mortgage interest income	53,007	—	3,012	—		—		56,019
Other investment income–net	6,618	—	1,612	—		—		8,230
Total operating revenue	504,787	—	184,042	38,738		—		727,567
Expenses:
Depreciation and amortization	123,257	—	44,023	47,515	EE	—		214,795
General and administrative	25,888	—	24,039	—		—		49,927
Acquisition costs	3,948	—	8,601	—		—		12,549
Impairment on real estate properties	3,660	—	2,341	—		—		6,001
Provisions for uncollectable mortgages, notes and accounts receivable	2,723	—	3,523	—		—		6,246
Total operating expenses	159,476	—	82,527	47,515		—		289,518
Income before other income and expense	345,311	—	101,515	(8,777)		—		438,049
Other income (expense):
Interest income	44	—	—	—		—		44
Interest expense	(119,369)	—	(49,680)	22,762	FF	19,378	LL	(126,909)
Interest–amortization of deferred financing costs	(4,459)	(996)	(3,942)	3,942	GG	500	LL	(4,955)
Interest–refinancing gain (costs)	(3,041)	—	(501)	501	HH	—		(3,041)
Total other expense	(126,825)	(996)	(54,123)	27,205		19,878		(134,861)
Income before gain (loss) on assets sold	218,486	(996)	47,392	18,428		19,878		303,188
Gain/(loss) on assets sold–net	2,863	—	(2,518)	—		—		345
Net income	221,349	(996)	44,874	18,428		19,878		303,533
Net income allocable to noncontrolling interest–operating partnerships	—	—	(9,082)	(4,291)	II	(937)	MM	(14,310)
Net income allocable to stockholders	$221,349	$(996)	$35,792	$14,137		$18,941		$289,223
Per Share–Basic:
Weighted average shares–basic	126,550		44,630	(1,047)	JJ	10,925	NN	181,058
Net income allocable to stockholders	$1.75		$0.80					$1.60
Per Share–Diluted:
Weighted average shares–diluted	127,294		58,167	(2,119)	JJ	10,925	NN	194,267
Net income allocable to stockholders	$1.74		$0.77					$1.56

Notes to unaudited pro forma condensed consolidated pro forma financial information
Note 1. Basis of pro forma presentation
We have one reportable segment consisting of investments in healthcare-related real estate properties. Our core business is to provide financing and capital to the long-term healthcare industry with a particular focus on SNFs located in the United States. Our core portfolio consists of long-term leases and mortgage agreements. All of our leases are “triple-net” leases, which require the tenants to pay all property-related expenses. Our mortgage revenue is derived from fixed-rate mortgage loans, which are secured by first mortgage liens on the underlying real estate and personal property of the mortgagor.
On October 30, 2014, Omega, Merger Sub, the Omega OP, Aviv and the Aviv OP entered into the merger agreement. Subject to the terms and conditions of the merger agreement, Aviv will merge with and into Merger Sub with Merger Sub surviving as a wholly owned subsidiary of Omega.
The merger, including transaction and funding related costs, is currently expected to be funded through:
•
the assumption, by Omega, of indebtedness of Aviv with a fair value of approximately $1.3 billion (as of December 31, 2014) of which Omega anticipates repaying approximately $1.1 billion;

•
the issuance, by Omega, of approximately 46.7 million shares of Omega’s common stock and common stock equivalents, par value $0.10 per share; and

•
the issuance, by Omega, of approximately 9.2 million partnership units which are redeemable for cash or, at the option of Omega, Omega common stock.

On December 17, 2014, Aviv, through an indirect wholly-owned subsidiary of Aviv’s operating partnership, acquired 28 properties located in five states. These properties were acquired for $305.0 million, excluding related acquisition expenses of  $1.3 million. Aviv funded the acquisition of these properties with a combination of availability under its line of credit of  $125.0 million and the issuance of  $180.0 million of secured debt on the properties.
On February 9, 2015, we issued 10.9 million shares of common stock in an underwritten public offering. The proceeds of the 2015 stock offering (i) were used to repay approximately $85.0 million outstanding revolving credit facility borrowings and (ii) will be used to redeem our $200 million 7.50% senior notes due 2020 on March 13, 2015. The following unaudited pro forma consolidated financial information reflects the issuance of 10.9 million shares of common stock at a public offering price of  $42.00 per share, before underwriting discount and expenses payable by us, and the use of proceeds therefrom.
Note 2. Adjustments to unaudited pro forma condensed consolidated balance sheet
A.
Represents the historical condensed consolidated balance sheet of Omega as of December 31, 2014, as derived from the audited historical consolidated financial statements and notes thereto filed on Form 10-K and incorporated by reference herein.

B.
Represents the estimated deferred financing costs expected to be incurred related to increasing our credit facility by $550 million. We are increasing the credit facility to ensure we have the capital available to fund the merger, including the anticipated repayment of debt assumed and the payment of transaction and funding related costs related to the merger.

C.
Represents adjustments related to our acquisition of Aviv, which is expected to close early in the second quarter of 2015. The preliminary estimated fair value of assets to be acquired and consideration to be given is as follows (dollars in thousands):

Preliminary estimated fair value of real estate properties acquired	$2,923,331
Preliminary estimated fair value of direct financing leases acquired	13,480
Preliminary estimated fair value of mortgage notes acquired	24,378
Preliminary estimated fair value of other investments acquired	18,319
Total preliminary estimated fair value of investments acquired	2,979,508
Preliminary estimated fair value of other assets acquired, including goodwill	518,921
Total preliminary estimated fair value of total assets acquired	$3,498,429
Estimated equity to be issued(a)	$1,805,125
Estimated partnership units to be issued (a)	357,319
Estimated repayment of debt (see note H)	1,071,703
Assumption of debt (see note I)	180,000
Assumption of other liabilities	84,282
Total consideration to be given	$3,498,429

(a) We anticipate issuing approximately 46.7 million shares of common stock in the merger, and approximately 9.2 million Omega OP partnership units in exchange for 10.3 million Aviv OP partnership units. The Omega OP partnership units will initially be exchangeable for 9.2 million shares of our common stock. The estimated issuance price per share is based on the closing price of our common stock on the New York Stock Exchange on March 9, 2015. The purchase price will be adjusted based on the share price of our common stock at closing, consistent with the requirements of ASC 805, Business Combinations, and therefore, the estimated value of the assets acquired, including goodwill, is subject to change. If the price per share of our common stock were to increase by 1% or decrease by 1%, the value of the shares and partnership units issued would increase or decrease by approximately $22 million, respectively.
D.
Represents our preliminary purchase price allocation based on estimated fair value of real estate assets acquired and leases assumed as follows (dollars in thousands):

Land	$285,828
Building and improvements	2,637,503
Real estate properties—net	$2,923,331
In-place lease intangibles	$154(a)
Customer relationships	236(a)
Above market lease intangible	15,072(a)
$15,462
Below market lease liability	$21,008(b)
(a) Included in Other assets.
(b) Included in Accounts payable and other liabilities.
E.
Represents our preliminary purchase price allocations based on estimated fair value of direct financing leases, mortgage notes and other investments acquired as follows (dollars in thousands):

Direct financing leases acquired	$13,480
Mortgages notes acquired	$24,378
Other investments acquired	$18,319

F.
Represents the preliminary estimated fair value of other assets anticipated to be acquired, including the other assets acquired identified in footnote D (a), accounts receivable, prepaid expenses, cash and deposits.

G.
Represents the estimated goodwill resulting from the merger. As noted in footnote C (a), the purchase price will be adjusted based on the share price of our common stock at closing, consistent with the requirements of ASC 805, Business Combinations, and therefore, the estimated fair value of the assets acquired, including goodwill, is subject to change.

H.
Represents amounts that we anticipate borrowing under our revolving credit facility to (i) fund estimated transaction costs of approximately $55.0 million and (ii) repay (or, as the case may be, to escrow for the redemption of) debt that we expect to assume at closing, including borrowings under Aviv’s credit facility, secured borrowing agreement and notes payable with an estimated fair value of approximately $1.07 billion.

I.
Represents the debt that we expect to assume, excluding the debt we expect to repay (or for the redemption of which we expect to escrow funds) at closing. The estimated fair value of the debt is $180.0 million, which approximates the stated loan amount.

J.
Represents the estimated fair value of accounts payable and other liabilities assumed as part of the merger.

K.
Represents the estimated par value of our common stock to be issued in the merger (46.7 million at $0.10 per share).

L.
Represents the estimated value of the additional paid-in capital of shares to be issued (46.7 million at $38.55 per share). The share price was based on the closing price of our shares on the NYSE as of March 9, 2015.

M.
Represents the estimated transaction costs.

N.
Represents the estimated value of approximately 9.2 million Omega OP partnership units issued in exchange for 10.3 million Aviv OP partnership units. The share price was based on the closing price of our shares on the NYSE as of March 9, 2015.

O.
Represents the estimated impact of the 2015 stock offering and the use of proceeds therefrom.

P.
Represents the write-off of approximately $2.6 million in deferred financing costs associated with our $200 million 7.50% senior notes due 2020 that have been called for redemption and are expected to be redeemed on March 13, 2015 with the proceeds from the 2015 stock offering.

Q.
Represents the use of proceeds from the 2015 stock offering to pay down $85 million outstanding under the revolving credit facility.

R.
Represents the redemption of our $200 million 7.50% senior notes due 2020 to take place on March 13, 2015 net of the write-off of approximately $1.8 million in original issue discount associated with the notes.

S.
Represents the proceeds from the issuance of 10.9 million shares in the 2015 stock offering at a public offering price of  $42.00 per share, net of underwriting discount and estimated offering expenses of  $19.4 million.

T.
Represents the estimated cost of redeeming the $200 million 7.50% senior notes due 2020 on March 13, 2015, including a prepayment penalty and other costs of approximately $9.0 million and $4.3 million write-off of deferred financing costs and debt discount associated with the $200 million 7.50% senior notes due 2020.

Note 3. Adjustments to unaudited pro forma condensed consolidated statement of operations
AA.
Represents the historical consolidated statements of operations of Omega for the year ended December 31, 2014 as derived from the historical consolidated financial statements included in previous filings with the Commission and incorporated by reference herein.

BB.
Represents the estimated amortization of additional deferred financing costs related to increasing our credit facility. We are increasing the credit facility to ensure we have the capital available to fund the merger, including the anticipated repayment of debt assumed and the payment of transaction and funding related costs related to the merger.

CC.
Represents the historical consolidated statements of operations of Aviv for the year ended December 31, 2014 as contained in the historical consolidated financial statements included in previous filings with the Commission and incorporated by reference herein.

DD.
Represents (i) an adjustment to reflect the straight-line impact on Aviv’s existing leases as if the merger occurred on January 1, 2014, (ii) an adjustment to reflect the straight-line rental impact of Aviv’s acquisition of 28 facilities on December 17, 2014 as if the acquisition occurred on January 1, 2014 and (iii) the amortization of above and below market leases assumed as if the merger occurred January 1, 2014. The following table highlights the components of the revenue adjustments for the period presented (dollars in thousands):

Year ended December 31, 2014
Adjustment to reflect the impact of Aviv’s existing leases	$9,691
Adjustment to reflect the impact of 28 facilities acquired on December 17, 2014 by Aviv	28,206
Adjustment to reflect (above)/below market leases assumed—net	841
$38,738

EE.
Represents (i) an adjustment to reflect depreciation and amortization expense on Aviv’s existing facilities assuming the merger occurred on January 1, 2014 based on the fair value of the assets acquired, and (ii) an adjustment to reflect depreciation and amortization expense on Aviv’s acquisition of 28 facilities on December 17, 2014 as if the acquisition occurred on January 1, 2014. The following table highlights the components of the adjustments for the period presented (dollars in thousands):

Year ended December 31, 2014
Adjustment to reflect the impact of Aviv’s existing facilities	$37,305
Adjustment to reflect the impact of 28 facilities acquired on December 17, 2014 by Aviv	10,210
$47,515

FF.
Represents the estimated interest expense that we would have incurred assuming the merger occurred on January 1, 2014. We plan to repay all Aviv debt, other than the $180 million of secured debt issued by Aviv as part of the 28 facility acquisition, through borrowings of  $1.07 billion on our credit facility. The interest expense adjustment replaces Aviv’s historical interest with the estimated interest expense that would have been recorded if the borrowings outstanding consisted of  (i) $1.07 billion of borrowings under our credit facility, (ii) $55.0 million of borrowings to fund the transaction related expenses and (iii) $180 million of secured borrowings.

GG.
Represents the elimination of Aviv’s historical interest-amortization of deferred financing costs. Omega assumed Aviv’s borrowings were replaced by the use of Omega’s credit facility; therefore, amortization of deferred financing costs related to Aviv’s debt would not have existed.

HH.
Represents the elimination of Aviv’s historical interest-refinancing costs. Omega assumed Aviv’s borrowings were replaced by the use of Omega’s credit facility borrowings; therefore, no interest refinancing costs would have existed.

II.
Represents the additional portion of net income allocable to the noncontrolling interest-operating partnership that results from the merger and the impact of the above noted adjustments.

JJ.
Represents the impact to the weighted average shares outstanding assuming the merger occurred on January 1, 2014. We expect to issue approximately 46.7 million common shares and common stock equivalents in exchange for Aviv’s common stock and net common stock equivalents outstanding as of December 31, 2014. We also expect to issue approximately 9.2 million partnership units in exchange for 10.3 million Aviv’s partnership units outstanding as of December 31, 2014.

KK.
Represents the estimated impact of the 2015 stock offering and the use of proceeds therefrom.

LL.
Represents the estimated reduction in interest expense as a result of the redemption of our $200 million 7.50% senior notes due 2020 and the paydown of  $85.0 million outstanding under the revolving credit facility.

MM.
Represents the additional portion of net income allocable to the noncontrolling interest-operating partnership that results from the use of proceeds from the 2015 stock offering.

NN.
Represents the issuance of 10.9 million shares in the 2015 stock offering.